To:    Scott Catlett
From:    Tracy Skeans
Date:    August 13, 2024, revised August 16, 2024
Re:    Separation Agreement, General Release and Covenant Not to Sue

1.Parties. The parties to this Separation Agreement, General Release and Covenant Not to Sue (“Agreement”) are Scott Catlett (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and Yum Restaurant Services Group, LLC (“Yum”) and its parent and affiliates (collectively, the “Company”).
2.End of Employment. You will continue to serve as Chief Legal & Franchise Officer & Corporate Secretary through October 31, 2024. From November 1, 2024 to March 31, 2025, you will be employed as a special advisor on a part-time schedule of at least 10 hours a week (your “Transition Period”). Your active employment with the Company will end on March 31, 2025 (your “Last Active Date”). If you sign and reaffirm this Agreement, do not revoke your signature, and comply with the terms of this Agreement, you will be placed on a paid leave of absence (your “Paid Leave of Absence Period”) and will become eligible to receive an extension of your employment-related pay and certain benefits until March 31, 2026 (your “Termination Date”).
If you do not sign this Agreement, do not reaffirm or later revoke it, or fail to comply with the terms of this Agreement, your Termination Date will be accelerated, and you will not receive any of the benefits described in Section 3.

Note that during your Paid Leave of Absence Period, you will not accrue vacation, receive contributions to your 401(k) or Leadership Retirement Plan, or receive health or welfare benefits.

During your Paid Leave of Absence Period, you agree to be available upon reasonable notice to respond to inquiries or reasonable requests for assistance from the Company related to matters arising during your employment. The Company agrees to pay all reasonable expenses incurred by you while responding to all such inquiries or requests.

3.Separation Pay and Benefits. As consideration for your promises in this Agreement, if you sign, do not revoke your signature, and cooperate with the transition of your responsibilities, then you will receive the Separation Pay and Benefits as set forth below:
Transition Pay: During your Transition Period, you will continue to be paid your full-time salary at the current rate of $29,807.69 bi-weekly, minus applicable deductions and withholdings. For the avoidance of doubt, you will not receive a merit increase in 2025.
Separation Pay: Twelve (12) months of salary continuation (your “Paid Leave of Absence Period”), paid in installments to coincide with the Company’s regular payroll schedule at your current rate of $29,807.69 bi-weekly, minus applicable deductions and withholdings, via direct deposit or by check made payable to you.
Lump Sum Payment: A lump sum payment of $300,000, minus applicable deductions and withholdings, paid within thirty (30) days of your Termination Date.
Additional Lump Sum Payment: An additional lump sum payment of $50,000, minus applicable deductions and withholdings, paid within thirty (30) days of your Termination Date. This amount is inclusive of the value of the Company’s portion of premium costs for medical insurance coverage if that coverage were continued via payroll deduction during your Paid Leave of Absence Period. You may use this to purchase medical insurance coverage through COBRA, but you are responsible for making any COBRA elections or payments directly to the COBRA administrator and pursuant to the rules for COBRA coverage. This amount is also inclusive of any costs for outplacement and/or financial planning services and attorney’s fees. If you choose not to use this Additional Lump Sum Payment for those items, the payment is still yours to keep.

Executive Physical: The Company will reimburse the cost of an Executive Physical in Q1 2025, pursuant to the 2025 guidelines communicated by Executive Compensation.
Bonus Eligibility: You will receive a full-year 2024 bonus and full-year 2025 bonus based upon 110% individual factor and actual Yum team factor. These bonuses will be paid to you in the course of the normal bonus cycle, but in any event no later than April 15, 2025 and April 15, 2026, respectively. You will not be entitled to receive a bonus for 2026 or any other bonus.

The Company will issue an IRS Form(s) W-2 to you reflecting the above payments.
Equity Awards: You will be eligible for pro-rated vesting through your Last Active Date of your unvested Yum! Options, SARs or Restricted Stock Units, subject to the terms of your grant agreements and plan documents. You will not be eligible for pro-rated vesting of any PSP Grants which have not vested as of your Last Active Date. You will not be eligible for new grants in 2025 or 2026.
Leadership Retirement Plan: With respect to the Yum! Brands Leadership Retirement Plan, you will receive a full Employer Credit for the year ended December 31, 2024 and a pro-rated Employer Credit for the period January 1, 2025 through March 31, 2025, in each case calculated in accordance with the ordinary terms of the plan document. Such amount shall be paid to you no later than the end of the first month of the calendar quarter following your 55th birthday.
Restricted Trading List: You will remain on the Restricted Trading List through at least December 5, 2024. If the Company confirms, as expected, that you do not have access to potentially material non-public information during the remainder of your Transition Period, you may be removed from the Restricted Trading List prior to your Last Active Date.
4.Equity Awards, Benefit and Retirement Plans. All Equity Awards, Benefit and Retirement Plans (“Plans”) will be administered in accordance with the terms and conditions of their respective Plans. Information related to the Plans can be found in the Frequently Asked Questions accompanying this Agreement.
5.Resignation as Officer/Director. Effective October 31, 2024, or as earlier directed by the Company in its sole discretion, you shall resign and be deemed to have resigned without the requirement of any further action from all positions and offices that you hold with the Company, including but not limited to the position of Chief Legal Officer & Corporate Secretary. If requested to do so, you shall submit a letter of resignation from any such positions in the form requested by Company.
6.Expectations During Transition Period. You will perform duties as assigned by Tracy Skeans during your Transition Period. You agree that during the Transition Period the Company may, in its reasonable discretion, terminate your employment and/or terminate your access to any of the Company’s systems in the event of gross misconduct or a material breach of applicable laws, the Company’s policies, and/or the terms of this Agreement.
7.Time to Consider. You have been given twenty-one (21) days to consider this Agreement (until September 3, 2024). You must sign and return this Agreement to the Company by September 3, 2024 and later sign the Reaffirmation on or about your Last Active Date to be eligible to receive the Separation Pay and Benefits described in Section 3 of this Agreement. You and the Company agree that any changes to the terms of the Agreement, whether material or not, do not restart the twenty-one (21) day consideration period.

8.Time to Revoke. After you sign this Agreement, you have seven (7) days to revoke the Agreement by providing written notice to the Company representative signing below. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the Separation Pay and Benefits described in Section 3 of this Agreement.
9.Expenses and Credit Card. All expense reports must be submitted on or prior to your Last Active Date. The Company will not be required to reimburse you for any expenses submitted after your Last Active Date. If you dispute any items with the credit card issuer, you must notify the Company of the basis and status of the dispute immediately. In the event you fail or have failed to timely pay any outstanding balances due to the credit card issuer or other creditor, you consent to a reduction in any Separation Pay and Benefits necessary to satisfy any outstanding balance owed on the respective account.
10.General Release. You release the Company (and its parent, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them – all together “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, arising out of anything to do with your employment, the end of your employment, or any other matter. This means you give up all claims for:
•any pay/compensation/benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or Separation Pay and Benefits other than those expressly set forth in this Agreement;
•compensatory/emotional/distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;
•any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;
•unlawful or tortious conduct such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including negligent hiring, retention, or supervision), personal injury, promissory estoppel, violation of public policy, retaliatory discharge, safety violations, posting or records-related violations, wrongful discharge, or other federal, state or local statutory or common law claims;
•discrimination based on age (including Age Discrimination in Employment Act (“ADEA”) claims), ancestry, benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, genetic information, harassment, immigration status, income source, jury duty, leave rights, marital status, military status, national origin, parental status, political affiliation, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity, any other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination; and
•participation in any class or collective action against the Company.
11.Release Exclusions/Employee Protections. The release provisions of this Agreement exclude: claims arising after you sign this Agreement or Reaffirmation; claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation. Neither the release section(s) above nor anything else in this Agreement limit your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency), provide information to an agency, or otherwise participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings, except that you may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.

Moreover, the release provisions of this Agreement do not modify the terms of any Company compensation or benefit plan documents, including applicable Long-Term Incentive, Executive Income Deferral, and applicable Retirement plans, which shall continue to operate under their terms as set forth in the relevant plan documents.

12.Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to sue any Releasee for any reason covered by that General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Company can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.
13.IRC 409A. The Separation Pay and medical benefit (if any) are designated as separate payments for purposes of IRC §409A. It is intended that the payments and benefits set forth in Section 3 are, to the greatest extent possible, exempt from the application of IRC §409A and the Agreement shall be construed and interpreted accordingly. However, if the Company determines that all or a portion of the payments and benefits provided under the Agreement constitute "deferred compensation" under IRC §409A and that you are a "specified employee" of the Company or any successor entity thereto, as such term is defined in IRC §409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under IRC §409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of your Termination Date and the Company (or the successor entity thereto, as applicable) shall pay you a lump sum amount equal to the sum of the payments that you would otherwise have received during such six-month period had no such delay been imposed. To the extent required by IRC §409A, any payments to be made to you upon your termination of employment shall only be made upon your separation from service. The Company makes no representations that the payments and benefits provided under the Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with IRC §409A.
14.Confidentiality. Subject to the exclusions in Section 11 above: In the course of your employment with the Company, you have received information which is proprietary and/or confidential (“Confidential Information”). For purposes of this Agreement, Confidential Information of the Company is (a) non-public information that is required to be kept confidential either by agreement, by law or by Company policy, and (b) information that, if disclosed, could (i) disrupt or impair its normal operations or harm the reputation of the Company, its employees, franchisees or agents, with its customers, suppliers or the public, (ii) interfere with existing contractual or other relationships with franchisees, customers, suppliers and/or Company employees, or (iii) affect the profitability or shareholder equity of the Company. Such Confidential Information includes, but is not limited to: a) Technology developed by the Company and any research data or other documentation related to the development of such technology; b) Information related to the Company’s products or product technology and consumer testing/research/information regarding the Company’s products; c) Information related to product research and development and consumer testing/research/information regarding products that the Company is developing or considering for development; d) Information related to product research and development and consumer testing/research/information regarding products that the Company is developing or considering for development; e) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, personnel records, internal investigations and analyses of Company operations and processes, and other business, legal and financial information and/or data of the Company; f) Training materials developed by and utilized by the Company; and g) Any other information that you acquired as a result of your employment with the Company and that you have a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.
While you may make use of general knowledge you have acquired in running a similar business, you must be careful not to use the Company’s Confidential Information. You agree that you will hold and maintain all such information in confidence, and you will not use in any manner whatsoever or disclose any of such information to any third party except (1) with the prior written consent of the Company, or (2) as legally required after notice by you to the Company of such legally required disclosure. You also agree that you will hold and maintain the terms of this Agreement in confidence, and you will not disclose the terms of this Agreement except to your legal counsel, financial advisors, or tax accountants, or immediate family members who must agree to keep the terms and existence of this Agreement confidential.

You understand that the Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) that the Company has a duty to keep confidential. During and after the term of your employment, you will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in the scope of your employment with the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

Notwithstanding anything to the contrary herein, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

15.Return of Company Property. On or before your Last Active Date, you must deliver to the Company any and all Confidential Information in your possession, any other documents or information that you acquired as a result of your employment with the Company, and any copies of such documents/information. You must not retain any originals or copies of any documents or materials related to the Company’s business that came into your possession or were created as a result of your employment at the Company. You acknowledge that such information, documents and materials are the exclusive property of the Company. In addition to returning the above-referenced property, you also agree to return all other Company property you possessed or controlled while at the Company to your supervisor on or before your Last Active Date, including but not limited to: computer equipment, office keys, I.D. cards, AMEX card, documents, reports, files (including all data stored in computer memory and/or other storage media) memoranda, records, computer access codes, software and all other physical property that you have received, prepared or helped prepare in the connection with your employment. By signing this Agreement, you represent that you have not downloaded or otherwise retained any information, whether in electronic or other form, belonging to the Company or derived from information belonging to the Company. To the extent you had/have Company information on any personal laptop or other electronic device, you will immediately notify the Company that such information is contained on such devices and will cooperate with the Company to retrieve/copy its information and then delete it from the applicable device. If you have personal files stored on your Company computer that you would like to retain for your personal records, you must contact Erika Burkhardt, Associate General Counsel, for instructions prior to transfer. The Company actively monitors externally emailed, uploaded or downloaded company confidential information.

16.Protection of Company Assets, Information, Relationships and Work Force. At all times prior to your Last Active Date, you will continue to devote all of your best efforts to and for the benefit of the Company. In order to protect the Company's assets, the secrecy of the Company's proprietary and confidential information, including trade secrets, from actual, threatened or inevitable disclosure and/or unauthorized use and in order to protect the stability of the Company's work force, you agree that you will not directly or indirectly for one year following your Last Active Date:
(i)    commit any act which diverts customers, franchisees, or suppliers from any of the Company's businesses or which disrupts or impairs the Company's relations with customers, franchisees or suppliers; or

(ii)    solicit any of the Company's employees to leave the Company's employ.

You agree that the restrictions contained herein are reasonable with respect to their duration and scope and necessary for the protection of the Company's assets, the Company's confidential information and trade secrets, the Company's relationships, and the stability of the Company's work force.

Moreover, nothing herein modifies the terms of the “Restrictive Covenants” in Section 13 of the Global YUM! Stock Appreciation Rights (“SARs") Agreement(s), Section 13 or Section 14, as applicable, of the Global Restricted Stock Unit (“RSU”) Agreement(s), or Section 14 of the Global Performance Share Unit (“PSU”) Agreement(s), which can be found in the Award Documents section of the Award Details for your grants on the Merrill Lynch website and which you expressly reaffirm. For the avoidance of doubt, the definition of “Competitor” for purposes of the Restrictive Covenants includes the franchisees of any Company brands.

17.Future Cooperation. You agree to make yourself available to assist the Company with transitioning your duties as well as with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to the Company; it means only that you will upon the Company’s request provide information you possess or control. If the Company requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation.
18.Non-Disparagement. You agree that you will refrain from making or publishing any untrue or defamatory comments or statements about the Company to any person in any manner that could reasonably be anticipated to harm the Company’s business or business reputation, including, but not limited to, on any form of social media, except as may be required by law, and subject to the Exclusions and Employee Protections set forth in Section 11 above. For the avoidance of doubt, the foregoing shall not be violated by statements you reasonably believe to be true in response to legal process, as required by governmental testimony or filings, or in administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). With respect to your separation from the Company, the parties agree that they will only make statements consistent with the notion that you have decided to move on in your career after 17 years at Yum! and 6 years in the Chief Legal Officer role. It is expressly agreed that you and the Yum! ET will not make any statements indicating that your departure is a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company agrees to use commercially reasonable efforts to ensure that the Yum! ET will not communicate anything, directly or indirectly, (i) that is untrue or defamatory or (ii) to any person that disparages, reflects negatively or otherwise detrimentally affects you.
19.Non-Admission. Neither the Company's offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Company or any other Releasee. Each Releasee denies all liability.

20.Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the Commonwealth of Kentucky without regard to its choice of law provisions.
21.Dispute Resolution. Any dispute regarding this Agreement will be decided through binding arbitration to take place: (i) in the state where you worked when you separated from employment and (ii) under the American Arbitration Association Employment Arbitration Rules and Mediation Procedures, as amended, but excluding application of the Supplementary Rules for Class Arbitrations effective as of October 10, 2003. Also excluded from this Dispute Resolution requirement are pre-judgment actions for injunctive relief to enforce the terms of this Agreement. Both parties waive their right to a jury trial. Each party shall be responsible for its own legal fees, costs and expenses.
22.Enforceability. If a court (or arbitrator) finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced. A decision not to enforce this Agreement does not waive future enforcement.
23.Enforcement. Except as may be specifically provided elsewhere in this Agreement, the prevailing party in any dispute regarding this Agreement will receive its reasonable attorney fees, costs, other expenses, injunctive relief, and any other available relief.
24.Entire Agreement. This Agreement is the complete understanding between you and the Company.
25.Other Representations. As of the date you sign this Agreement or Reaffirmation, you make the following representations:
•You have received all compensation, salary, wages, bonuses, commissions, accrued vacation/paid time off, premiums, reimbursable expenses, incentive compensation, stock, stock options, housing allowances, relocation costs, incentive compensation, vesting and/or any and all other benefits and compensation to which you are entitled and which are currently due and payable. Amounts to which you are entitled pursuant to this Agreement which are not currently due and payable have not yet been received by you.
•You have no lawsuits, claims, charges, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the other Releasees in any local, state, or federal court, or with any local, state, or federal administrative agency or board, relating to any event that occurred prior to or on the date you sign this Agreement. In addition, you have not assigned or otherwise transferred, or purported to assign or transfer, any claim or other matter released by this Agreement to any other person.
•Your signature constitutes a representation and warranty that you have reported to the Company any on the job and/or occupational injury and that you have been granted any leave or accommodation to which you were entitled under the Family Medical Leave Act, the Americans with Disabilities Act, as well as any related or similar federal, state, or local leave or disability accommodation laws.
•No one has interfered with your ability to report within the Company possible violations of any law, the Company completely and satisfactorily responded to, investigated and concluded any internal complaints including, but not limited to, any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters, or claims, allegations, matters and issues, if any, you may have ever raised, and you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or for any other reason.

•Unless previously reported to the Company in writing, you are not aware of any wrongdoing, regulatory violations, or corporate fraud committed by the Company, its officers, or its employees.
•You were advised in writing, by receiving a copy of this Agreement, to consult with an attorney before signing below.

•You are signing this Agreement knowingly and voluntarily.

AGREED:		Yum! Brands, Inc.
/s/Scott Catlett		By:	/s/Tracy Skeans
Scott Catlett			Tracy Skeans Chief Operating & Chief People Officer
Date:	8/19/2024	Date:	8/19/2024

REAFFIRMATION of
SEPARATION AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE
(TO BE SIGNED AND RETURNED ON LAST ACTIVE DATE):

REAFFIRMED:
/s/Scott Catlett
Scott Catlett
Date:	3/31/2025